Exhibit 99.2

NEWS MEDIA CONTACT:

Sears Holdings Public Relations

(847) 286-8371

FOR IMMEDIATE RELEASE:

April 4, 2014

Sears Holdings Corporation Completes Separation of its Lands’ End Business

Receives $500 Million in Gross Proceeds

HOFFMAN ESTATES, Ill. — Sears Holdings Corporation (NASDAQ: SHLD) today announced that its pro-rata spin-off of Lands’ End, Inc. (“Lands’ End”) from Sears Holdings closed on April 4, 2014. Lands’ End has now been separated from Sears Holdings and its common stock is expected to begin regular-way trading on the Nasdaq Capital Market under the symbol “LE” on April 7, 2014. Sears Holdings will continue to be listed on the Nasdaq Global Select Market under the symbol “SHLD.” Sears Holdings received aggregate gross proceeds from the spin-off of $500 million, consisting of a cash dividend paid by Lands’ End prior to the spin-off to a subsidiary of Sears Holdings.

In the spin-off, Sears Holdings distributed a total of approximately 32 million shares of Lands’ End common stock to the holders of Sears Holdings common stock as of 5:30 p.m. Eastern time on March 24, 2014, the record date. Each share of Sears Holdings common stock outstanding as of the record date entitles the holder thereof to receive 0.300795 shares of Lands’ End common stock, except that holders of Sears Holdings’ restricted stock that was unvested as of the record date will receive cash awards in lieu of shares. Fractional shares of Lands’ End common stock will not be distributed. Instead, fractional shares that Sears Holdings stockholders would otherwise have been entitled to receive after application of the foregoing ratio will be aggregated and sold in the public market by the distribution agent and the aggregate cash proceeds of these sales, net of brokerage fees and other expenses, will be distributed pro rata to those stockholders who would otherwise have been entitled to receive fractional shares.

In addition, as part of the spin-off, Lands’ End entered into an asset-based senior secured revolving credit facility, which provides for maximum borrowings of approximately $175 million with a letter of credit sub-limit, and a senior secured term loan facility of approximately $515 million. The proceeds of the term loan facility were used to pay the $500 million dividend to the Sears Holdings subsidiary and to pay fees and expenses associated with the foregoing facilities of approximately $10 million, with the remaining proceeds to be used by Lands’ End for general corporate purposes.

The shares of common stock of Lands’ End were distributed by the distribution agent for the spin-off by way of direct registration in book-entry form. No physical share certificates were issued.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy shares of Lands’ End common stock, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About Sears Holdings Corporation

Sears Holdings Corporation (NASDAQ: SHLD) is a leading integrated retailer with more than 2,400 full-line and specialty retail stores in the United States and Canada and the home of Shop Your Way®, a social shopping experience where members have the ability to earn points and receive benefits across a wide variety of physical and digital formats through shopyourway.com and mobile apps. Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, fitness equipment and automotive repair and maintenance. Key proprietary brands include Kenmore®, Craftsman® and DieHard®, with a broad apparel offering, including such well-known labels as Lands’ End®, the Kardashian Kollection®, Jaclyn Smith® and Joe Boxer®, as well as Sofia by Sofia Vergara and The Country Living Home Collection. We are the nation’s largest provider of home services, with more than 14 million service and installation calls made annually, and have a long-established commitment to those who serve in the military through initiatives like the Heroes at Home® program. We have been named the 2011 Mobile Retailer of the Year, Recipient of the 2014 Energy Star® “Partner of the Year—Sustained Excellence Award” for Product Retailing and Energy Management and one of the Top 20 Best Places to Work for Recent Grads. Sears Holdings Corporation operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation. For more information, visit Sears Holdings’ website at www.searsholdings.com.

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